Exhibit 99.1

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800.523.1988 215.564.6600	News Release

Contact:

	Emily Riley –	phone: 215 231.1035 email: emily.riley@radian.biz

Radian Announces $550 Million Common Stock Offering

PHILADELPHIA, May 4, 2010 — Radian Group Inc. (NYSE: RDN) announced today that it has commenced an underwritten public offering of up to $550 million of its common stock. Keefe, Bruyette & Woods, Inc. (“KBW”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) will act as joint book-running managers, with FBR Capital Markets & Co., Wells Fargo Securities, LLC and Northland Securities, Inc. acting as co-managers. The underwriters will also have the option to purchase up to an additional 15%, or $82.5 million, of common stock from the Company at the offering price, less underwriting discounts and commissions, within 30 days, solely to cover over-allotments, if any. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. The Company intends to use the net proceeds from the offering to fund working capital requirements and for general corporate purposes, which may include additional capital support for its mortgage insurance business and repurchases of, or payments on, its outstanding debt securities.

The shares are being offered pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on July 29, 2009. A copy of the preliminary prospectus supplement and related base prospectus for the offering has been filed with the SEC and is available on the SEC’s website, www.sec.gov. Alternatively, KBW or Morgan Stanley will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Keefe, Bruyette & Woods, Inc., Equity Capital Markets at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, 1-866-718-1649.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only by means of a prospectus supplement and related base prospectus.

1601 Market Street Philadelphia, Pennsylvania 19103-2337 800 523.1988 215 564.6600	About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

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